Exhibit 10.2
CAPELLA EDUCATION COMPANY
EXECUTIVE OFFICER MANAGEMENT INCENTIVE PLAN
[xx] AWARD AGREEMENT
Terms and Conditions

1.    ISSUANCE UNDER INCENTIVE BONUS PLAN

Each [xx] Management Incentive Plan (“MIP”) Award is issued under the Company’s shareholder-approved Incentive Bonus Plan (the “Plan”), a copy of which has been provided to each Plan Participant, and therefore is subject to all the terms and conditions of the Plan. Each MIP Award is evidenced by an Award agreement (the “Agreement”) consisting of a Notice of Award addressed to the recipient of the MIP Award and these Terms and Conditions, which include the appendix attached hereto (the “Appendix”).

Each [xx] MIP Award (a “MIP Award”) provides an incentive opportunity on the basis of performance in areas chosen by the Compensation Committee of the Board of Directors to reflect the annual operating plan and the satisfaction and persistence of our learners. Performance measures are reflected in the Appendix to these Terms and Conditions. Based on results achieved, the incentive earned can be between [xx]-[xx]% of a Participant’s Target Incentive (as defined below). The MIP Awards provide an incentive to the recipients of the Awards (the “Participants”) to deliver high quality experiences and outcomes to our learners and achieve strong results.

2.    DEFINITIONS

The terms defined in this section are used (and capitalized) elsewhere in the Agreement. All other capitalized terms used but not defined in the Agreement shall have the meanings given to them in the Plan.

2.1.
“Actual Earnings” is defined as the sum of the base salary in effect for each Participant for each week during the Performance Period where they were employed for the entire week, divided by the number of payroll weeks in the Performance Period. Base salary is limited to regular wages. Base salary excludes lump sum merit increases and taxable fringes, expense or relocation payments, long-term disability pay, other bonus or incentive awards, earnings from equity grants, vesting or exercises and any other allowances or stipends or other non-standard compensation. If the Participant is on disability pay for a period of 16 weeks or more during any two year period, the base salary for all weeks greater than 16 shall be considered to be zero for the purposes of this calculation.

2.2.	“Performance Period” means the calendar year [xx], which consists of [xx] payroll weeks for the purposes of calculating Actual Earnings in 2.1 above.

2.3.
“Target Incentive” is the percentage of Actual Earnings that would be paid to a Participant under the MIP if achievement of all metrics for the Performance Period equals 100% of the goals (i.e., target level performance) set at the beginning of the Performance Period. Each Participant’s Target Incentive percentage [and dollar amount] is specified in the Participant’s Notice of Award.

3.     AWARDS

3.1.
Eligibility Criteria. The Committee will select Eligible Employees to participate in MIP in the manner described in the Plan. In order to receive payment of a MIP Award, Participants must remain employed with the Company or one of its subsidiaries on the payment date of the MIP Award, except as otherwise provided in Section 6 of the Plan and Section 5 of these Terms and Conditions.

3.2.
Grant of Awards. Each Participant will have a designated Target Incentive, expressed as a percentage of his or her Actual Earnings, specified in his or her Notice of Award. Any change in a Participant’s Target Incentive during the Performance Period with respect to a MIP Award that is not intended to be Performance-Based Compensation will be pro-rated based on the date of change.

3.3.
Description of Performance Criteria. Each Participant’s right to receive a payout under his or her MIP Award is also dependent on the attainment over the Performance Period of the applicable performance targets as set forth in the Appendix, and weighted as set forth therein.

4.    DETERMINATION AND PAYMENT OF AWARDS

Following the conclusion of the Performance Period, the payout of each MIP Award will be determined in accordance with Section 4 of the Plan and the following:

4.1.	Verification of Metrics. The Committee will approve financial and other performance results for the metrics listed in the Appendix, ensuring independent verification of the measures where applicable.

4.2.
Certification of Payouts. The Committee shall certify the degree to which the performance targets were attained. These achievement results will be used to calculate final payment amount for each Participant who satisfies the continuing employment requirement specified in Section 3.1 above. Each such Participant shall receive payment in cash of his or her MIP Award no later than two and a half months after the end of the applicable Performance Period.

4.3.
Incentive Compensation Recoupment. This Award is subject to the Company’s Policy Regarding Executive Compensation Recoupment, as adopted by the Board of Directors on February 23, 2011, and as it may be amended from time to time.

5.    TERMINATION OF EMPLOYMENT

5.1.
Generally. In the event any Participant ceases to be an employee of the Company and its subsidiaries for any reason other than Retirement, death, Disability or Involuntary Termination without Cause (as defined in the Company’s Senior Executive Severance Plan) prior to the date payment is made of the MIP Awards, he/she will not be eligible to receive any payment under a MIP Award for the applicable Performance Period.

5.2.
Retirement, Disability or Termination Without Cause. A Participants whose employment terminates due to Retirement, Disability or involuntary termination without Cause prior to the date payment is made of the MIP Awards will be eligible to receive a prorated portion (based on the number of weeks during the Performance Period when the Participant was employed in a MIP eligible position). Such prorated payment will be made when payments are made to other Participants under the MIP.

5.3.
Death. The beneficiary or estate of a Participant whose employment terminates due to death prior to the date payment is made of the MIP Awards will be eligible to receive a prorated portion (based on the number of weeks during the Performance Period when the Participant was employed in a MIP eligible position). Such prorated payment will be made when payments are made to other Participants under the MIP.

6.    NEW HIRES; PROMOTIONS OR OTHER JOB CHANGES

6.1.
New Hires. A new hire must commence employment as an Eligible Employee prior to October 1 of the Performance Period in order to be considered as a Participant in the MIP for that Performance Period, and a MIP Award to such a Participant for the Performance Period will be prorated from the date of hire.

6.2.
Promotions. An employee must be promoted into an Eligible Employee position prior to October 1 of the Performance Period in order to be considered as a Participant in the MIP for that Performance Period, and a MIP Award to such a Participant for the Performance Period will be prorated from the date of promotion.

6.3.
Job Changes. An employee who was a Participant in the MIP but, during the Performance Period, transfers into a position in which he or she is no longer eligible to participate in the MIP will be eligible to receive a prorated portion of any payment that otherwise would have been due under the Participant’s MIP Award if the Participant’s transfer had not occurred. The prorated amount will be based on the number of days during the Performance Period when the Participant was employed in the MIP eligible position, divided by the total number of days in the Performance Period. Such prorated payment will be made when payments are made to other Participants under the MIP.